Exhibit 10.1

NONQUALIFIED STOCK OPTION NO.

ADTRAN, INC. 2006 EMPLOYEE STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement sets forth the specified terms of a Nonqualified Stock Option granted under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “Plan”). All other provisions of this Nonqualified Stock Option are as determined under the terms of the Plan.

Name of Participant:

Date of Grant:

Number of Nonqualified Stock Option Shares:

Exercise Price: $                      per share (shall be the Fair Market Value per share, as defined in the Plan, on Date of Grant)

Exercisability: This Nonqualified Stock Option shall first become exercisable as follows:

25% upon the first anniversary of the Date of Grant;

25% upon the second anniversary of the Date of Grant;

25% upon the third anniversary of the Date of Grant; and

25% upon the fourth anniversary of the Date of Grant.

Notwithstanding the above schedule, all shares under this Option shall become exercisable upon the death or Disability (as defined in the Plan) of the Participant or upon a Change of Control (as defined in the Plan) of ADTRAN, Inc.

Maximum Term of Option: Ten years following the Date of Grant.

Notwithstanding the maximum term specified above, all unexercisable Options expire and terminate upon the Participant’s termination of employment or service to ADTRAN, Inc. If the Participant terminates employment for Cause (as defined in the Plan) any then unexercised portion of the exercisable Option shall immediately terminate. If the Participant terminates employment due to death, Disability or Retirement (as defined in the Plan), the Option remains exercisable for one year following termination. Following a Change in Control, if the Participant terminates for any reason other than death, Disability, Cause or a voluntary quit, the term of the Option shall be extended until the earlier of the maximum term of the Option or the end of the three-month period after the date of termination. If the Participant terminates for any reason other than specified above, the Option remains exercisable for 90 days following termination. Upon the expiration of the applicable post-termination exercise period under the Plan, any unexercised portion of this Option shall expire and terminate. All post-termination exercise periods are subject to the maximum term of the Option.

Designation of Beneficiary: The Participant hereby designates the following individual as the Beneficiary (as defined in the Plan) of this Nonqualified Stock Option Award:

Name:

Address:

Relationship:

The Participant may modify this designation of Beneficiary in accordance with the terms and provisions of the Plan.

NONQUALIFIED STOCK OPTION NO.

Notices: All notices or other communications as required hereunder or by the Plan shall be in writing and shall be effective when (i) personally delivered by courier (including overnight carriers) or otherwise to the party to be given the notice or communication or (ii) on the third business day following the date deposited in the United States mail if the notice or communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid. The address for notices or other communications shall be as follows:

If to ADTRAN, Inc.:	ADTRAN, Inc.
Attention: Corporate Secretary
P.O. Box 140000
Huntsville, AL 35814-4000

If to the Participant:	Name:

Address:

Hire Date:

Title:

Supervisor:

Department:

ID:

Either party may change its address for receipt of notices hereunder by providing notice to the other party.

This Option Agreement is subject to the terms and conditions of the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Participant agrees to the terms of this Nonqualified Stock Option Agreement, which may be amended only upon a written agreement signed by the parties hereto.

This      day of                     , 200    .

ADTRAN, INC.		PARTICIPANT:

By:
Title:	[INSERT TITLE]	[Typed Name of Participant]